Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of Simmons First National Corporation of our report dated March 6, 2014 relating to the audit of the consolidated financial statements of Community First Bancshares, Inc., which is contained therein and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Louisville, Kentucky

July 29, 2014